NASDAQ: OCFC 1
OceanFirst Financial Corp.
OceanFirst Financial Corp.
John
John
R.
R.
Garbarino
Garbarino
-
-
Chairman,
Chairman,
President
President
&
&
CEO
CEO
Vito
Vito
R.
R.
Nardelli
Nardelli
-
-
Executive
Executive
Vice
Vice
President
President
&
&
COO
COO
Michael
Michael
J.
J.
Fitzpatrick
Fitzpatrick
-
-
Executive
Executive
Vice
Vice
President
President
&
&
CFO
CFO
Joseph
Joseph
J.
J.
Lebel,
Lebel,
III
III
-
-
First
First
Senior
Senior
Vice
Vice
President
President
&
&
CLO
CLO
INVESTOR PRESENTATION
INVESTOR PRESENTATION
$50.0 MILLION COMMON STOCK OFFERING
$50.0 MILLION COMMON STOCK OFFERING
OCTOBER 2009
OCTOBER 2009
Filed pursuant to Rule 433
Registration Statement No. 333-160113
October 26, 2009

NASDAQ: OCFC 2
OceanFirst Financial Corp.
OceanFirst Financial Corp.
Forward Looking Statements:
This presentation contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the
quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Read Registration Statement and Prospectus:
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Sandler O'Neill & Partners, L.P., at (800)
635-6859 or Stifel, Nicolaus & Company, Incorporated at (888) 231-7226.

NASDAQ: OCFC 3
Offering Summary
Offering Summary
Sandler O'Neill + Partners, L.P.
Stifel, Nicolaus & Company, Incorporated
Joint Book-Running Managers
Issuer OceanFirst Financial Corp.
Offering Follow-on Common Stock
Gross Proceeds $50 million
Over-allotment 15%
Exchange / Symbol NASDAQ Global Select Market / OCFC
Market Capitalization¹ $150 million
Use of Proceeds
General corporate purposes; potential TARP
repayment
Co-Managers
Keefe, Bruyette & Woods, Inc.
Sterne, Agee & Leach, Inc.
¹ Based on market close on October 23, 2009

NASDAQ: OCFC 4
Established in 1902 as a state-chartered building and loan association
Our History
Our History
Converts to a federal savings and loan association in 1945
Becomes a federally-chartered mutual savings bank in 1989
Converts to public company from a mutual structure on July 2, 1996 with an issuance of 27.2 million¹ shares to the Bank's eligible depositors, our Employee Stock Ownership Plan, and the OceanFirst Foundation
Announces Central Jersey Bancorp's merger with
OceanFirst Financial Corp. on May 27, 2009
¹ Split adjusted

NASDAQ: OCFC 5
Senior Management
Senior Management
Insiders own 35.6% of OceanFirst Financial Corp.
OceanFirst Bank ESOP 15.7%
OceanFirst Foundation 11.3%
Directors & Senior Executive Officers 8.6%
¹ Subject to the closing of the Central Jersey Bancorp transaction
# of # of
Years Years in
Name Position at OCFC Banking Professional Experience
John R. Garbarino Chairman, CEO, & President 38 38
John R. Garbarino has served as Chairman, President and Chief Executive Officer of
OceanFirst Financial Corp. since 1995. He has served in various capacities for OceanFirst
Bank since 1971 and has been a member of the Bank’s senior management since 1979. In
1985, he was elected President and Chief Executive Officer of the Bank. He has been a member of the Bank’s Board of Directors since 1984 and was appointed Chairman of the
Board in 1989.
Vito R. Nardelli Chief Operating Officer & Executive Vice President 5 35
Vito R. Nardelli has been Executive Vice President, Chief Operating Officer of OceanFirst
Bank since September 2005. He has been employed with the Bank since June 1, 2004. Prior to that, he had an extensive career of over 30 years in community banking in New Jersey and also prior experience with First Union Financial Corp., Chase Manhattan Bank, and
Marine Midland Bank. He has also served as Director of Retail Banking for The Trust
Company of New Jersey and, until 2003, as Division President of the Dime Savings Bank of
New Jersey.
Michael J. Fitzpatrick Chief Financial Officer & Executive Vice President 17 17
Michael J. Fitzpatrick has been Executive Vice President and Chief Financial Officer of
OceanFirst Financial Corp. since 1995. He has also been Executive Vice President and Chief
Financial Officer of OceanFirst Bank since 1992, when he joined the firm. Prior to that, he was with KPMG for 11 years.
Joseph J. Lebel, III Chief Lending Officer & First Senior Vice President 3 25
Joseph J. Lebel III has been First Senior Vice President, Chief Lending Officer of the Bank
since May 2007. Prior to that, he was Senior Vice President of the Bank since he joined the
Bank in April 2006. Before then, he was employed with Wachovia Bank N.A. for approximately 22 years, most recently as Senior Vice President.
James S. Vaccaro Executive Vice President¹ - 25
James S. Vaccaro has served as the President and Chief Executive Officer and a member of the Board of Directors of Central Jersey Bancorp  since January 2005. He has also served as
CEO of Central Jersey Bank, N.A. since April 2000. Prior to that, he was CFO of the original
Central Jersey Bank & Trust Co. and a Manager of the Asset Services Division of Citibank,
N.A.

NASDAQ: OCFC 6
Fundamental Franchise and Shareholder Value
Investment Merits
Investment Merits
Superior Market Demographics
Strong Credit Metrics
Strong Commercial Banking Platform with Solid Core Deposits
Significant Market Opportunities
Proven Business Model
Attractive Valuation

NASDAQ: OCFC 7
OCFC –
OCFC –
CJBK Transaction Summary
CJBK Transaction Summary
Exchange Ratio Fixed at 0.500 OCFC shares for each CJBK share
Transaction Value¹ $68.4 million, or $7.12 per share
Estimated Cost Saves 37.5% of CJBK's operating expenses
Board Representation Two board seats to CJBK - total of 10 directors
Expected Closing Fourth quarter 2009
Pre-tax loan mark-to-market credit adjustment - $16.7 million
$8.7 million in current CJBK reserves
Additional $8.0 million fair value credit adjustment
¹ Based on market close on May 26, 2009

NASDAQ: OCFC 8
Pro-Forma Financials
Pro-Forma Financials
¹ Includes acquisition accounting adjustments
² Capital raise estimates are net of underwriting spread and estimated fixed expenses
Data as of September 30, 2009
Source: Company Management
Dollars in thousands
September 30, 2009 Pro Forma Capital Pro Forma
OCFC CJBK w/ CJBK¹ Raise² w/ Capital Raise
Balance Sheet
Assets: $1,873,003 $577,673 $2,458,934 $46,900 $2,505,834
Net Loans: 1,622,531 371,529 1,987,331 1,987,331
Deposits: 1,357,909 459,827 1,819,507 1,819,507
Common Equity: 128,827 46,556 179,985 46,900 226,885
Capital
TCE Ratio: 6.88% 7.72% 8.38%
Total Risk-Based Ratio: 14.44   14.23   13.67
Asset Quality
NPAs/Assets: 1.32% 3.65% 1.83%
NPLs/Loans: 1.44   5.55   2.21
Reserves/NPLs: 58.2   41.1   50.1
Reserves/Loans: 0.83   2.28   1.11
Pro Forma OceanFirst will be well-capitalized

NASDAQ: OCFC 9 Pro-Forma Branch Map Pro-Forma Branch Map OCFC CJBK Source: SNL Financial

NASDAQ: OCFC 10
OCFC –
OCFC –
CJBK Transaction Highlights
CJBK Transaction Highlights
Natural expansion of OceanFirst’s presence along coastal area of New
Jersey in adjacent, affluent market
Central Jersey footprint is one that OceanFirst would seek to replicate
Positions pro-forma company as 7
th
largest publicly traded banking institution
headquartered in New Jersey and enhances the Company’s community bank franchise
Accretive to OCFC’s 2010 operating earnings per share
Internal rate of return meets the Company’s objectives
Diversifies loan portfolio
Improves funding mix with reduced reliance on wholesale funding
Low integration risk
Opportunities for additional earnings accretion not factored into current transaction modeling

NASDAQ: OCFC 11
Deposit Market Share
Deposit Market Share
Source: SNL Financial
June 30, 2009
# of Dep. in Mkt. Mkt. Shr. Dep. in Mkt. Mkt. Shr.
Rank Institution (ST) Branches ($000) (%) ($000) (%)
Ocean, NJ
1 Hudson City Bancorp Inc. (NJ) 13 2,375,136 18.71 1,938,596 16.54
2 Wells Fargo & Co. (CA) 28 2,099,640 16.54 2,270,568 19.37
3 Toronto-Dominion Bank 20 1,760,300 13.87 1,741,299 14.86
4 Banco Santander S.A. 25 1,485,578 11.70 1,404,152 11.98
5 Bank of America Corp. (NC) 24 1,293,891 10.19 1,007,417 8.60
Pro Forma 19 1,196,730 9.42 - -
6 OceanFirst Financial Corp. (NJ) 18 1,179,785 9.29 1,146,744 9.78
7 Investors Bancorp Inc. (MHC) (NJ) 9 602,140 4.74 549,695 4.69
8 PNC Financial Services Group (PA) 12 463,303 3.65 420,931 3.59
9 Sun Bancorp Inc. (NJ) 6 228,140 1.80 223,633 1.91
10 Shore Community Bank (NJ) 6 190,051 1.50 176,034 1.50
22 Central Jersey Bancorp (NJ) 1 16,945 0.13 16,876 0.14
Total For Institutions In Market 195 12,693,674 11,719,863
Monmouth, NJ
1 Wells Fargo & Co. (CA) 33 2,686,793 15.85 2,702,389 18.31
2 Bank of America Corp. (NC) 34 2,060,243 12.16 1,431,533 9.70
3 Banco Santander S.A. 28 2,003,325 11.82 1,906,995 12.92
4 Toronto-Dominion Bank 17 1,651,489 9.74 1,614,233 10.94
5 Investors Bancorp Inc. (MHC) (NJ) 10 1,621,553 9.57 1,114,955 7.55
6 Hudson City Bancorp Inc. (NJ) 6 1,472,376 8.69 1,144,465 7.75
7 PNC Financial Services Group (PA) 22 1,204,067 7.10 1,126,517 7.63
8 JPMorgan Chase & Co. (NY) 20 636,649 3.76 533,190 3.61
Pro Forma 16 573,789 3.38 - -
9 Provident Financial Services (NJ) 10 429,914 2.54 367,252 2.49
10 Central Jersey Bancorp (NJ) 12 427,781 2.52 389,287 2.64
18 OceanFirst Financial Corp. (NJ) 4 146,008 0.86 141,176 0.96
Total For Institutions In Market 277 16,948,042 14,757,999
June 30, 2008

NASDAQ: OCFC 12
Market Demographics
Market Demographics
3.3 3.3
34,501 34,501
5.4 5.4
79,468 79,468
2.2 2.2
795,633 795,633
0.3 0.3
34 34
2.9 2.9
Middlesex Middlesex
4.9 4.9
40,189 40,189
5.9 5.9
83,164 83,164
1.8 1.8
646,088 646,088
3.4 3.4
9 9
31.5 31.5
Monmouth Monmouth
4.5 4.5 4.2 4.2 2.3 2.3
Projected 2009-2014 Per
Capita Income Growth (%)
4.1 4.1 5.6 5.6 11.6 11.6
Projected 2009-2014 Median
Household Income Growth
(%)
4.6 4.6 1.7 1.7 4.9 4.9
Projected 2009-2014
Population Growth (%)
27,277 27,277 34,433 34,433 29,404 29,404
Per Capita Income ($)
54,719 54,719
281,421,906 281,421,906
National National
72,809 72,809
8,834,947 8,834,947
New Jersey New Jersey
60,787 60,787
Median Household Income ($)
575,822 575,822
Population
9.4 9.4
Market Share (%)¹
6 6
Market Rank¹
65.6 65.6
Ocean Ocean
¹ Pro forma for Central Jersey acquisition
Data as of June 30, 2009
Source: SNL Financial
% of OceanFirst Deposits¹

NASDAQ: OCFC 13
Loan Composition
Loan Composition
Cons. &
Other
17.4%
1-4 Family
0.7%
C&I
11.0%
Constr.
4.4%
CRE &
Multifam.
66.5%
Cons. &
Other
13.2%
1-4 Family
59.5%
C&I
4.2%
Constr.
0.6%
CRE &
Multifam.
22.5%
Cons. &
Other
14.0%
1-4 Family
48.4%
C&I
5.5%
Constr.
1.3%
CRE &
Multifam.
30.8%
Dollars in thousands
OceanFirst Financial Corp. Central Jersey Bancorp Pro Forma
1-4 Family $974,117 59.5% 1-4 Family $2,625 0.7% 1-4 Family $976,742 48.4%
CRE & Multifamily $368,063 22.5% CRE & Multifamily $252,696 66.5% CRE & Multifamily $620,759 30.8%
Construction $10,696 0.6% Construction $16,681 4.4% Construction $27,377 1.3%
C&I $68,617 4.2% C&I $41,599 11.0% C&I $110,216 5.5%
Consumer & Other¹ $217,050 13.2% Consumer & Other¹ $66,115 17.4% Consumer & Other¹ $283,165 14.0%
TOTAL $1,638,543 100.0% TOTAL² $379,716 100.0% TOTAL $2,018,259 100.0%
MRQ Yield on Loans 5.53% MRQ Yield on Loans 5.54% MRQ Yield on Loans 5.53%
¹ Mostly home equity lines and loans
² Total excludes origination revenue
Data as of September 30, 2009
Source: Company Management

NASDAQ: OCFC 14
Deposit Composition
Deposit Composition
¹ Jumbo CDs have an account balance of $100,000 or greater
Data as of September 30, 2009
Source: Company Management
Non-Interest
Bearing
8.2%
Jumbo CDs¹
5.0%
Retail CDs
18.8%
Money
Market, Now
& Savings
68.0%
Non-Interest
Bearing
17.7%
Jumbo CDs¹
20.6%
Retail CDs
15.9%
Money
Market, Now
& Savings
45.8%
Non-Interest
Bearing
10.6%
Jumbo CDs¹
8.9%
Retail CDs
18.1%
Money
Market, Now
& Savings
62.4%
Dollars in thousands
OceanFirst Financial Corp. Central Jersey Bancorp Pro Forma
Non-Interest Bearing $111,257 8.2% Non-Interest Bearing $81,223 17.7% Non-Interest Bearing $192,480 10.6%
Money Market, Now & Savings $923,942 68.0% Money Market, Now & Savings $210,671 45.8% Money Market, Now & Savings $1,134,613 62.4%
Retail CDs $255,082 18.8% Retail CDs $73,138 15.9% Retail CDs $328,220 18.1%
Jumbo CDs¹ $67,628 5.0% Jumbo CDs¹ $94,795 20.6% Jumbo CDs¹ $162,423 8.9%
TOTAL $1,357,909 100.0% TOTAL $459,827 100.0% TOTAL $1,817,736 100.0%
MRQ Cost of Int. Bearing Dep. 1.35% MRQ Cost of Int. Bearing Dep. 1.79% MRQ Cost of Int. Bearing Dep. 1.45%

NASDAQ: OCFC 15
Historical Deposit Composition
Historical Deposit Composition
Dollars in thousands
December 31, % of
% of Total % of Total September 30, Total
2007 Deposits 2008 Deposits 2009 Deposits
OCFC
Non-Interest Bearing $103,656 8.1% $97,278 7.7% $111,257 8.2%
MMDA, NOW & Savings 726,048 56.5% 809,486 63.5% 923,942 68.0%
Retail CDs 355,572 27.7% 291,760 22.9% 255,082 18.8%
Jumbo CDs 98,514 7.7% 75,608 5.9% 67,628 5.0%
Core Deposits¹ 829,704 64.6% 906,764 71.2% 1,035,199 76.2%
Total Deposits
$1,283,790 $1,274,132 $1,357,909
CJBK
Non-Interest Bearing $73,955 18.3% $75,947 18.1% $81,223 17.7%
MMDA, NOW & Savings 187,354 46.5% 190,475 45.5% 210,671 45.8%
Retail CDs 80,587 20.0% 78,949 18.9% 73,138 15.9%
Jumbo CDs 61,394 15.2% 73,444 17.5% 94,795 20.6%
Core Deposits¹ 261,309 64.8% 266,422 63.6% 291,894 63.5%
Total Deposits $403,290 $418,815 $459,827
¹ Core deposits defined as total deposits less all time deposits
Source: Company Management

NASDAQ: OCFC 16
Asset Quality Metrics
Asset Quality Metrics
OceanFirst Financial Corporation December 31, Nine Months Ended
2006 2007 2008 September 30, 2009
Total NCOs / Total Average Loans (%)¹ 0.02 0.03 0.03 0.12
Total Net Chargeoffs / (Recoveries) ($000) 372 470 578 1,485
NPLs / Loans (%) 0.25 0.52 0.97 1.44
NPAs / Assets (%) 0.23 0.48 0.92 1.32
Reserves / NPLs (%) 226.3 119.8 72.7 58.2
Central Jersey Bancorp December 31, Nine Months Ended
2006 2007 2008 September 30, 2009
Total NCOs / Total Average Loans (%)¹ 0.14 0.00 0.00 0.15
Total Net Chargeoffs / (Recoveries) ($000) 446 (14) (14) 573
NPLs / Loans (%) 0.03 0.07 0.75 5.55
NPAs / Assets (%) 0.02 0.04 0.45 3.65
Reserves / NPLs (%) 3,548.4 1,592.5 176.3 41.1
¹ September 30, 2009 data annualized
Source: Company Management

NASDAQ: OCFC 17
0.0%
2.0%
4.0%
6.0%
8.0%
10.0%
12.0%
14.0%
2006 2007 2008 MRQ
3/31/09
MRQ
3/31/09
MRQ
9/30/09
OCFC CJBK²
Profitability Ratios
Profitability Ratios
¹ Central Jersey Non-Interest Income / Average Assets data for 2007 not meaningful
² Central Jersey ROAA & ROAE data for the quarter ended June 30, 2009 not meaningful given goodwill write-off
Source: Company Management
0.0%
0.2%
0.4%
0.6%
0.8%
1.0%
1.2%
2006 2007 2008 MRQ
3/31/09
MRQ
6/30/09
MRQ
9/30/09
OCFC CJBK²
2.5%
2.7%
2.9%
3.1%
3.3%
3.5%
3.7%
3.9%
2006 2007 2008 MRQ
3/31/09
MRQ
6/30/09
MRQ
9/30/09
OCFC CJBK
ROAA ROAE
Net Interest Margin
Non-Interest Income / Average Assets
0.0%
0.2%
0.4%
0.6%
0.8%
1.0%
1.2%
1.4%
1.6%
2006 2007 2008 MRQ
3/31/09
MRQ
6/30/09
MRQ
9/30/09
OCFC CJBK¹

NASDAQ: OCFC 18
Attractive Valuation Metrics
Attractive Valuation Metrics
OCFC
Pro Forma
w/ CJBK
Peers¹
$150mm
10.1x
8.9x
116%
116%
$207mm
NA
NM
128%
115%
Valuation
Price / Book Value 108%
Price / Tang. Book Value 147%
Price / LQA EPS 14.5x
Price / Estimated EPS 14.9x
Market Capitalization $164mm
¹ Peers include: ALNC, CNBC, DCOM, FFIC, HUVL, LBAI, PBNY, PGC, SMTB, STBC, STL, SUBK, and TRST
Note: Financial data for the period ended September 30, 2009; Incorporates $12.06 share price as of October 23, 2009
Source: Company Management

NASDAQ: OCFC 19
Why OCFC…?
Why OCFC…?
Fundamental franchise value
Experienced management team – experience in difficult credit cycles
Attractive branch footprint with strong core deposit base
Growth opportunities in attractive markets
Conservative credit culture and profile
Positioned for value creation
Proven business model
Strong commercial banking platform
Attractive Valuation

NASDAQ: OCFC 20
OceanFirst Financial Corp.
OceanFirst Financial Corp.
INVESTOR PRESENTATION
INVESTOR PRESENTATION
$50.0 MILLION COMMON STOCK OFFERING
$50.0 MILLION COMMON STOCK OFFERING
OCTOBER 2009
OCTOBER 2009